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                                                                    EXHIBIT 99.1

                                                         N E W S   R E L E A S E

            [LETTERHEAD OF INTERMEDIA COMMUNICATIONS APPEARS HERE]


                                        CONTACT:  Curtis Lightburn
                                                  Intermedia Communications
                                                  813-829-2408



          INTERMEDIA COMMUNICATIONS COMPLETES PRIVATE OFFERING

Tampa, FL (August 21, 1998) -- Intermedia Communications Inc. (Nasdaq:ICIX) today announced the completion of its private offering of 8,000,000 Depositary Shares with a $200 million liquidation preference, pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended.

Each of the 8,000,000 Depositary Shares represents a one-hundredth interest in a share of 7% Series F Junior Convertible Preferred Stock, liquidation preference $2,500 per share (equivalent to $25.00 per Depositary Share), of Intermedia Communications Inc. Dividends on the Series F Preferred Stock will accrue at a rate per annum equal to 7% of the liquidation preference per share of Series F Preferred Stock and will be payable in cash or, at the option of the Company, in shares of Common Stock or a combination thereof. The Depositary Shares will be convertible, subject to prior redemption, at any time after November 16, 1998, at the option of the holder thereof into the Company's Common Stock at a conversion price of $42.075, subject to certain adjustments.

The net proceeds from the offering of the Depositary Shares will be used to finance the continued expansion of the Company's telecommunications networks and for general corporate purposes. The Depositary Shares sold in the offering will not be and have not been registered under the Securities Act or any state securities or blue sky laws, and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.

Intermedia Communications is one of the nation's fastest growing telecommunications companies, providing integrated telecommunications solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets. Intermedia's enhanced data portfolio, including frame relay networking, ATM, and a full range of business Internet connectivity and web hosting services, offers seamless end-to-end service virtually anywhere in the world.

Intermedia is headquartered in Tampa with sales offices in over 100 cities. Intermedia can be found on the World Wide Web at http://www.intermedia.com.


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